Exhibit 10.10.3

FORM OF

PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
GNC HOLDINGS, INC. 2011 STOCK AND INCENTIVE PLAN

AGREEMENT (the “Agreement”), dated as of                            (the “Grant Date”), between GNC Holdings, Inc., a Delaware corporation (the “Company”), and                                  (the “Participant”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “Plan”).

1.                                      Grant of Performance-Vested Restricted Stock Units.  The Company hereby awards to the Participant a target amount of [            ] performance-vested restricted stock units (the “PSUs”) as of the Grant Date. The target amount of PSUs represents the right to receive an equivalent number of shares of Common Stock upon achievement of each of the performance goals set forth in Section 2 below at the target level of achievement set forth in Exhibit A, subject to the other terms and conditions hereof.

2.                                      Terms of PSUs.

(a)                                 Performance Period.  The performance period for the PSUs shall be the period commencing on January 1, 2013 and ending on December 31, 2015 (the “Performance Period”).

(b)                                 Performance Goals.

(i)                                     Fifty percent (50%) of the target amount of PSUs (the “EPS Portion”) will vest based on the achievement of a goal relating to the average annual growth rate in Earnings Per Share (as defined in Exhibit A) measured over the Performance Period (the “EPS Goal”), and the remaining fifty percent (50%) of the target amount of PSUs (the “Revenue Portion”) will vest based on the achievement of a goal relating to the average annual growth rate in Revenue (as defined in Exhibit A) measured over the Performance Period (the “Revenue Goal”). The Committee has established Threshold, Target and Maximum levels of achievement for each goal, as set forth in Exhibit A. The PSUs will vest in accordance with the following schedule, provided that the Participant has not incurred a Termination prior to the last day of the Performance Period:

EPS Portion

Level of Achievement of EPS Goal	Percentage of EPS Portion Vested

Achievement below Threshold	0%

Achievement at Threshold	50%

Achievement at Target	100%

Achievement at or above Maximum	200%

Revenue Portion

Level of Achievement of Revenue Goal	Percentage of Revenue Portion Vested

Achievement below Threshold	0%

Achievement at Threshold	50%

Achievement at Target	100%

Achievement at or above Maximum	200%

(ii)                                  If achievement with respect to either the EPS Goal or the Revenue Goal occurs at a level between the Threshold and Target levels of achievement, or between the Target and Maximum levels of achievement, then the percentage of the EPS Portion or the Revenue Portion, respectively, that vests will be interpolated between the percentages set forth in the tables above on a straight-line basis.

(iii)                               At the conclusion of the Performance Period, the Committee shall determine whether and the extent to which the EPS and Revenue Goals have been achieved for purposes of determining the percentage of the target amount of PSUs subject to this award (if any) that have vested for the Performance Period in accordance with the tables above. Any PSUs subject to this award that are not vested as of the conclusion of the Performance Period after giving effect to the Committee’s determination under this Section 2(b)(iii) shall be forfeited.

(iv)                              Following the Committee’s determination pursuant to Section 2(b)(iii) above, the Company shall promptly (and in no event later than 30 days after such determination) issue and deliver, unless the Company is using book entry, to the Participant a stock certificate registered in the name of the Participant representing one share of Common Stock (a “Share”) for each vested PSU and deliver to the Participant any related Dividend Equivalents (as defined below), subject to applicable withholding.  Payment of vested PSUs and Dividend Equivalents, if any, will occur in the calendar year following the calendar year in which the Performance Period ends (and will generally be paid on or before March 15 of such year). Upon payment of the Shares, the vested PSUs will be deemed fully settled and will be cancelled. No fractional share will be paid and any fractional PSU will be rounded down to the nearest whole number.

(c)                                  Dividend Equivalents.  If the Company pays cash or stock dividends on the Common Stock during the Performance Period, an amount equal to (i) the dollar amount of such cash dividend or (ii) the Fair Market Value of such stock dividend will be credited to a dividend book entry account on behalf of the Participant with respect to each unvested PSU, based on the target number of PSUs subject to this award (a “Dividend Equivalent”).  Credits on account of cash dividends will be held uninvested and will not accrue interest.  Credits on account of stock dividends will be deemed to be reinvested in shares of Common Stock.

Dividend Equivalents will be adjusted on a proportionate basis to reflect the amount of PSUs, if any, that vest and will be paid if and when the corresponding PSUs are paid. Any Dividend Equivalents previously credited to the Participant shall be forfeited if and when the corresponding PSUs are forfeited.

(d)                                 Forfeiture.  The Participant shall forfeit to the Company, without compensation, any and all unvested PSUs upon the Participant’s Termination for any reason prior to the last day of the Performance Period. There will be no proportionate or partial vesting of the PSUs for any period of employment ending prior to the last day of the Performance Period, even if such period of employment is substantial. Additionally, in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of PSUs, the Participant shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any PSU which had vested in the period referred to above.

(e)                                  Withholding.  The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.  In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by reducing the number of Shares otherwise deliverable to the Participant by a number of Shares whose Fair Market Value on the applicable vesting date is equal to the amount of taxes required to be withheld (disregarding any fraction of a Share required to satisfy such tax obligations, which fractional amount due must be paid instead in cash by the Participant).

(f)                                   Delivery Delay.  The delivery of any certificate representing the Shares may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements, and the Company is not obligated to issue or deliver any Shares if, in the opinion of counsel for the Company, such issuance or delivery constitutes a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange.

3.                                      No Obligation to Continue Employment.  This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to, employ or retain the Participant for any period of time, nor does it modify in any respect the Company’s (or any Affiliate’s) right to terminate or modify the Participant’s employment or compensation.

4.                                      Transferability.  The Participant is prohibited to sell, transfer, pledge, hypothecate, assign or otherwise dispose of the PSUs.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the PSUs in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

5.                                      Uncertificated Shares.  Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Company may issue the

Shares in the form of uncertificated shares.  Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.  If thereafter certificates are issued with respect to the uncertificated shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

6.                                      Rights as a Stockholder.  The Participant shall have no rights as a stockholder with respect to any Shares unless and until the Participant has become the holder of record of the Shares, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

7.                                      Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8.                                      Amendment.  To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan.  Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing by the party against whom it is sought to be enforced.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.

9.                                      Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention:  Chief Legal Officer

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
EQT Plaza
625 Liberty Avenue, 23rd Floor
Pittsburgh, Pennsylvania 15222
Attention:  Scott E. Westwood

If to the Participant, to the address on file with the Company.

10.                               Miscellaneous.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)                                 This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(c)                                  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)                                 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:
Employee ID Number:

Exhibit A

Growth in EPS (EPS Goal)*

Threshold:

Target:

Maximum:

Growth in Revenue (Revenue Goal)*

Threshold:

Target:

Maximum:

*Growth figures reflect average annual growth rates over the three-year Performance Period.